Exhibit 99.6

DATA443 RISK MITIGATION, INC.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(As adopted on November 7, 2022)

The Board of Directors (the “Board”) of Data443 Risk Mitigation, Inc. (the “Company”) has established the Nominating and Corporate Governance Committee of the Board (the “Committee”) with the purpose, responsibilities and specific duties as described in this Nominating and Corporate Governance Committee Charter.

I.	PURPOSE AND OBJECTIVES

The purpose of the Committee is to:

1.	Identify individuals qualified to serve on the Board and its committees, consistent with criteria approved by the Board;

2.	Recommend to the Board the director nominees for the annual meeting of the stockholders;

3.	Recommend to the Board members and chairpersons for each of its committees;

4.	Lead the Board in its annual performance review;

5.	Periodically review the corporate governance principles and governing documents of the Company, monitor compliance with the same, and recommend changes to the Board as needed; and

6.	Serve in an advisory capacity on matters of organizational and governance structure and the conduct of the Board.

II.	MEMBERSHIP

The members of the Committee shall be appointed by the Board. The Committee shall consist of at least two Board members, each of which shall meet the independence requirements of NASDAQ Rule 5605(a)(2) and applicable laws. Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken. The Board may designate a Chairman of the Committee. In the absence of such designation, the Committee may designate the Chairman by majority vote of the Committee.

The entire Committee or any individual member of the Committee may be removed with or without cause by the affirmative vote of a majority of the Board.

Members of the Committee shall serve until their successors are duly elected and qualified or their earlier resignation or removal.

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III.	PROCEDURES

The Committee shall meet at least one time per year, and thereafter as often as it deems appropriate to perform its duties and responsibilities under this charter. The Chairman of the Committee, two or more members of the Committee or the Chairman of the Board may call meetings of the Committee. Meetings of the Committee may be in person, by conference call, by video conference or by unanimous written consent, in accordance with the Company’s Bylaws.

The Committee shall maintain written minutes of its meetings, which will be filed with the meeting minutes of the Board. The Chairman of the committee, in consultation with the appropriate members of the Committee and management, will develop the agenda for each Committee meeting. Committee members may suggest the inclusion of items on the agenda and may raise at any Committee meeting subjects related to the Committee’s duties that are not on the agenda for that meeting. A majority of the Committee’s members shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present.

The Committee shall report its actions and recommendations to the Board at the next regularly scheduled meeting of the full Board.

IV.	RESPONSIBILITIES AND DUTIES

The following responsibilities of the Committee are set forth as a guide to the Committee with the understanding that the Committee may alter or supplement the below as appropriate, to the extent permitted by applicable laws and listing standards.

Pursuant to delegated authority from the Board, the Committee shall:

1.	Review and periodically make recommendations to the Board regarding the composition, size, structure, practices, policies, and activities of the Board and its committees.

2.	Actively seek, as necessary, individuals believed to be qualified to become Board members, consistent with criteria approved by the Board. Criteria to be considered by the Committee for Board member candidates include an attained position of leadership in the candidate’s field of endeavor, business and/or financial expertise, demonstrated sound business judgment, expertise relevant to the Company’s lines of business, diversity of the candidate, corporate governance experience, service on the boards of directors of other companies, and the ability to serve the interests of all stockholders.

3.	Recommend to the Board the identified and selected nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders. The Committee shall consider the diversity of the slate of nominees as a whole in making its recommendation.

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4.	In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board to serve the remainder of the term of the director position that is vacant or election by stockholders at the next annual meeting of stockholders. The Committee shall consider the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board in making its recommendation.

5.	Prior to recommending to the Board an existing director to be nominated for reelection as a director at an annual meeting of stockholders, the Committee shall consider and review the director’s:

●	Board and committee meeting attendance and performance;
●	Length of Board service;
●	Personal and professional integrity, including commitment to the Company’s core values;
●	Experience, skills and contributions of the existing director in light of the Company’s business and structure; and
●	Independence under applicable listing standards.

6.	The Committee shall treat recommendations for director that are received from the Company’s stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlines in the Company’s proxy statement for its annual meeting and applicable law.

7.	If a director tenders his or her resignation because he or she receives more votes withheld from his or her election or re-election than votes for his or her election or re-election at an annual meeting of stockholders at which such director is nominated for election or re-election to the Board, the Committee shall determine whether to accept the director’s resignation and will submit such resignation for consideration by the Board. The Committee may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

8.	Identify Board members qualified to fill vacancies on any committee of the Board including the Committee and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of that committee, if any, as well as any other factors, it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

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9.	Evaluate and recommend termination of membership of individual directors in accordance with the Company’s Bylaws, for cause or other appropriate reasons.

10.	Evaluate and assess as necessary the independence of members of the Board and director nominees. The Committee shall advise the Board regarding material relationships between the Company and a director.

11.	Consider matters of corporate governance and review the Company’s corporate governance practices and policies at least one time per year, recommending to the Board modifications as appropriate.

12.	Review management’s monitoring of the Company’s compliance programs and Code of Conduct & Business Ethics, including a report of violations of the Code of Conduct & Business Ethics.

13.	Approve waivers or amendments to the Code of Conduct & Business Ethics for executive officers, financial officers and directors. Such waivers or amendments shall be disclosed adequately and timely, to the extent required.

14.	Review and periodically make recommendations to the Board regarding the Certificate of Incorporation and/or Company Bylaws relating to issues of corporate governance.

15.	Assist management in the preparation of the disclosure in the Company’s annual proxy statement regarding the operations of the Committee.

16.	Review and reassess the adequacy of this charter at least one time per year and recommend amendments to the Board for approval.

17.	Conduct an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The result of such evaluation shall be reported to the Board and recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The report to the Board may take the form of an oral report by the Chairman. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.

18.	Lead the Board in the annual performance review of the Board’s committees. As part of this process, the Committee will request that the Chairman of each of the Company’s committees report to the Board about the committee’s annual evaluation of its performance following the end of each fiscal year.

19.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board, the Company’s Certificate of Incorporation, Bylaws or assigned by law.

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